Exhibit 99.2

RISK FACTORS

Risk Factors Related to the Proposed Merger with InstaMortgage

If the conditions to the Proposed Merger are not satisfied or waived prior to the Outside Date, the Proposed Merger may be delayed or may not occur.

Under the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”) with InstaMortgage Inc., a California corporation (“InstaMortgage”), reAlpha Merger Sub I, Inc., a Delaware corporation and a newly formed wholly-owned subsidiary of the Company (the “Merger Sub”) and Shashank Shekhar (“Shekhar”) and Ankur Dhingra (“Dhingra” and together with Shekhar, the “Stockholders” and each a “Stockholder”), specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Proposed Merger (as defined below), including receipt of regulatory approval by certain governmental authorities. These conditions are set forth in the Merger Agreement and are summarized in this Current Report on Form 8-K. We cannot guarantee that any or all of the conditions to the consummation of the Proposed Merger will be satisfied or waived. If the conditions are not satisfied or waived prior to the Outside Date, the Proposed Merger may not occur, or the consummation of the Proposed Merger may be delayed if the Outside Date (as defined in the Merger Agreement) is extended.

Failure to complete, or delays in completing, the Proposed Merger could materially and adversely affect our results of operations, business, financial results and/or common stock price.

On December 19, 2025, we entered into the Merger Agreement with InstaMortgage, the Merger Sub and the Stockholders, pursuant to which the Merger Sub will merge with and into InstaMortgage, with InstaMortgage surviving as our wholly owned subsidiary (the “Proposed Merger”), subject to the satisfaction and/or waiver of all closing conditions set forth therein and consummation of the transactions contemplated therein. Consummation of the Proposed Merger is subject to the satisfaction and/or waiver of certain conditions, some of which are beyond our control and may prevent, delay or otherwise negatively affect the Proposed Merger. Such conditions include, among others, the receipt of required regulatory approval of certain governmental authorities. The conditions to the closing of the Proposed Merger may not be satisfied and/or waived and the Merger Agreement could be terminated. In addition, to the extent not waived, satisfying the closing conditions to consummate the Proposed Merger may take longer, and could cost more, than we expect. The occurrence of such events individually or in combination may adversely affect the benefits we expect to achieve from the Proposed Merger and adversely affect our business, financial condition, results of operations and cash flows. In addition, if the Proposed Merger does not close by the Outside Date, the attention of our management will have been diverted to it rather than our operations and pursuit of other opportunities. Failure to complete the Proposed Merger would, and any delay in completing the Proposed Merger could, prevent us from realizing the anticipated benefits from the Proposed Merger.

To the extent we consummate the Proposed Merger, we may not be able to successfully integrate the business and operations of InstaMortgage or other entities that we have acquired or may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of this proposed transaction, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

To the extent we consummate the Proposed Merger upon satisfaction and or/waiver of the closing conditions set forth in the Merger Agreement, we plan to integrate the operations of InstaMortgage into our business, and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential increase in operating costs;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. generally accepted accounting principles and applicable U.S. securities laws and regulations;

●	unanticipated costs to successfully integrate operations, technologies, personnel of acquired businesses and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial and/or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the Proposed Merger, which could have a material adverse effect on our business, financial condition and/or results of operations.

Even if we are able to successfully operate the acquired business, we may not be able to realize the revenue and other synergies and growth that we anticipated from this Proposed Merger in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

●	the possibility that the Proposed Merger may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies’ current and future products as expected; and

●	the possibility that we may not succeed in this market in the manner expected.

As a result of these risks, the Proposed Merger and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of the Proposed Merger.